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                                                                   Exhibit 10.37

                    SETTLEMENT AGREEMENT, RELEASE AND WAIVER

         THIS SETTLEMENT AGREEMENT, RELEASE AND WAIVER ("Agreement") is executed this 27th day of October, 2003. It is intended to resolve any and all differences and disputes between JEFFREY H. BERLIN, an individual residing at 20 Timber Ridge Drive, Chagrin Falls, Ohio 44022, referred to in this Agreement as "Berlin", and HAWK CORPORATION, a Delaware corporation whose principal address is 200 Public Square, Suite 30-5000, Cleveland, Ohio 44114, referred to in this Agreement as "Hawk", arising out of the employment relationship between Berlin and Hawk and out of events which have occurred on or before the date of this Agreement.

                                R E C I T A L S :

         Berlin was employed by Hawk since 1991. He served as the President and Chief Operating Officer of Hawk until May 20, 2003, and has been an employee of Hawk, with no title, since that date.

         Berlin and Hawk now desire to resolve all matters arising out of his employment at Hawk, and the amount of compensation, if any, due to Berlin from Hawk. In order to do so, Berlin and Hawk agree as follows:

1.                CONTINUING EMPLOYMENT, TERMINATION OF EMPLOYMENT RELATIONSHIP;
                  CONSULTING.

(a) Effective as of the date of this Agreement (the "Effective Date") and through the later of January 30, 2004 or the date immediately following the date of grant of new options issued in respect of the Offer to Exchange as defined in Section 3(a) (as may be adjusted pursuant to Section 1(d), the "Employment Period"), Berlin shall continue as an employee of Hawk. He will no longer serve as an officer of the company, nor shall Berlin have the authority to bind Hawk, its subsidiaries or affiliates in any manner. During the Employment Period, he will directly report to Ronald E. Weinberg, Hawk's Chairman of the Board, Chief Executive Officer and President ("Weinberg").

(b) During the Employment Period, Berlin shall be available on a reasonable basis during normal business hours to perform work on such special projects as may be agreed upon by Berlin and Weinberg or his designee. During the Employment Period, Berlin shall work on all ongoing projects set forth on Exhibit A and such other special projects, shall provide reasonable work summaries upon request to Hawk and shall provide continuing services on related matters.

(c) Subject to Section 1(d), the employment relationship between Berlin and Hawk shall be automatically terminated on the later of January 30, 2004 or the date immediately following the date of grant of new options issued in respect of the Offer to Exchange as defined in Section 3(a) at which time Berlin shall be deemed to have resigned voluntarily. No additional action on the part of Berlin is necessary to effect this resignation. As of January 31, 2004 and through July 1, 2004 (as may be adjusted pursuant to Section 1(d), the "Consulting Period"), Berlin shall continue to serve Hawk as a consultant, upon the terms and conditions hereinafter set forth.

(d) If Berlin accepts other employment during the Employment Period, (i) he shall promptly notify Hawk, (ii) the Employment Period shall immediately terminate effective the date Berlin's other employment commences and
(iii) the Consulting Period shall automatically commence as of such date with the termination date remaining at July 1, 2004. Failure of Berlin to notify Hawk of such new employment shall not change the termination date of the Employment Period pursuant to the immediately preceding sentence and shall be a breach of this Agreement by Berlin.

(e) During the Consulting Period, Berlin shall not be required to work any minimum hours of service. During the Consulting Period, Berlin shall work on all special projects agreed upon by Berlin and Weinberg, and shall provide reasonable work summaries upon request to Hawk.

2.                COMPENSATION AND BENEFITS.

(a) During the Employment Period, Berlin shall be paid at the annual rate of $275,000, inclusive of all previously-accrued vacation time, in accordance with Hawk's standard payroll practices for salaried employees. Berlin shall not accrue additional vacation time during the Employment Period. During the Consulting Period and regardless of the amount of hours of service performed by Berlin during the Consulting Period, if any, Berlin shall be paid at the annual rate of $275,000, in accordance with Hawk's standard payroll practices for salaried employees.

(b) During the Employment Period, Berlin shall be entitled to participate in the Friction Products Co. Profit Sharing Plan (the "401(k) plan") in the same manner as other Hawk corporate-level employees. Hawk's 401(k) plan company contributions continue to be discretionary and based on company performance. In the event that Hawk makes a discretionary 401(k) plan contribution for the year 2003, Berlin shall be entitled to receive a contribution on the same basis as other corporate-level employees, subject to Internal Revenue Service and the 401(k) plan limitations, including but not limited to limitations requiring that the recipient be an employee as of December 31, 2003. Berlin shall be deemed to be an employee during the Employment Period, but he shall not be an employee during the Consulting Period.

(c) Berlin has continued through the Effective Date, and thereafter will continue to accrue time of service for purposes of the Friction Products Co. Employee Pension Plan during the Employment Period, but not during the Consulting Period.

(d) Hawk shall pay for Berlin's medical, dental, vision, standard and executive disability insurance premiums through July 1, 2004 (the "Coverage Period"), on the same basis as such coverage is provided to Hawk employees in general, but in no event shall Hawk be required to provide greater coverage than that which was in effect immediately prior to May 20, 2003. At the end of the Coverage Period, Berlin shall have such rights of conversion or

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

continuation as may be provided by the terms of the applicable health insurance contract and as may be required by applicable law. Should Berlin become eligible for any medical, vision or disability insurance benefits pursuant to other employment of Berlin, then Berlin must notify Hawk immediately of his eligibility for any such benefits and Hawk shall be entitled to discontinue providing such benefits to Berlin, except to the extent that he elects to receive company coverage under COBRA. Failure by Berlin to so notify Hawk shall be a breach of this Agreement by Berlin.

(e) Berlin may acquire his existing executive life insurance policies, issued in his name, upon payment to Hawk of the current cash value of those policies. If Berlin does not exercise this option by September 30, 2003, Hawk shall be entitled to cancel the policies.

(f) Based on Berlin's service to Hawk in 2003 and its potential effect on the second half of the year, Berlin shall receive incentive compensation based on earnings before interest taxes, depreciation and amortization ("EBITDA") results for 2003. EBITDA shall be derived from Hawk's audited financial statements for 2003 and shall be determined by Hawk in the same manner it determines EBITDA for the incentive compensation program for Hawk's executive officers. The determination of EBITDA by Hawk shall be final and binding on Berlin. If EBITDA is greater than $26.0 million but less than $28.0 million for 2003, Berlin shall receive $25,000 in incentive compensation. If EBITDA exceeds $28.0 million for 2003, Berlin shall receive $50,000 in incentive compensation. Payment to Berlin of the incentive compensation shall be made at such time as Hawk determines to pay incentive compensation for 2003 to other Hawk employees, but shall in no event be paid later than April 15, 2004.

(g) Berlin agrees that for the period prior to the Effective Date Hawk has reimbursed Berlin in full for all business expenses incurred by Berlin. Hawk shall make an advance payment to Berlin for all business expenses that previously would have been reimbursed by Hawk to Berlin and which Hawk anticipates Berlin will incur during the Employment and Consulting Periods, including country club dues and automobile gas reimbursement. A lump sum payment of $14,100, which Berlin agrees is payment in full for these expenses, shall be payable by Hawk to Berlin upon execution of this Agreement. During the Employment and Consulting Periods, all other business expenses incurred by Berlin on behalf of Hawk, such as travel, shall be reimbursed by Hawk to Berlin only if Berlin has obtained prior approval from Weinberg or his designee, which approval shall not be unreasonably withheld.

(h) Upon the termination of the Consulting Period on July 1, 2004, Hawk shall pay Berlin in addition to any other obligations owed hereunder a bonus equal to $10,000.00.

3.                STOCK OPTIONS.

(a) As an employee before and during the Employment Period, Berlin is entitled to participate in Hawk's Offer to Exchange Outstanding Options Having an Exercise Price of $6.00 or more under Hawk's 1997 Stock Option Plan and 2000 Long Term Incentive Plan for New Options under Hawk's 1997 Stock Option Plan and 2000 Long Term Incentive Plan (the "Offer to Exchange") on the same terms and conditions as all other eligible employees as described in the Offer to Exchange.

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

(b) Pursuant to the terms of the Offer to Exchange, Berlin understands that he must be a Hawk employee on the date new options are granted under the Offer to Exchange to receive new options for all the options that Berlin has determined, in his sole discretion, to tender. Berlin shall be deemed to be a Hawk employee during the Employment Period.

(c) Attached as Exhibit B hereto is an amendment to Berlin's option agreements for all Hawk stock options held by Berlin and not tendered by Berlin in the Offer to Exchange. The amendment shall be executed by Berlin and Hawk concurrently with the commencement of the Consulting Period, if and when the Consulting Period actually commences.

(d) Attached as Exhibit C hereto is an amendment to Berlin's option agreements for all Hawk stock options to be issued, if any, by Hawk to Berlin under the terms of the Offer to Exchange. If such options are issued, Berlin and Hawk agree that (i) such options, if any, shall be issued as non-qualified stock options under the terms of Hawk's option plan as set forth in the amendment, and (ii) the amendment shall be executed by Berlin and Hawk concurrently with the commencement of the Consulting Period, if and when the Consulting Period actually commences.

4.                MISCELLANEOUS ITEMS.

(a) Berlin shall transfer existing cellular phone, pager and any other communication devices to his own personal account, so that Berlin may maintain existing telephone and pager numbers without further cost to Hawk. These arrangements must be completed by September 30, 2003.

(b) Hawk hereby transfers ownership of Berlin's laptop computer to Berlin upon execution of this Agreement at no cost to Berlin. Berlin's e-mail access to the company's system will be discontinued upon the termination of the Employment Period.

(c) Berlin shall have the benefit of the indemnification provisions set forth in Hawk's Second Amended and Restated Certification of Incorporation and Hawk shall not amend such provisions to Berlin's detriment, except to the extent such amendment is applicable generally to Hawk's directors or executive officers. During the Employment Period, Hawk will add Berlin's name as an insured in its directors and officers' liability insurance policy and Berlin will have the coverage provided under such policy to any former director or executive officer for as long as such policy continues to provide coverage to former Hawk directors or executive officers.

(d) Upon the termination of the Consulting Period, Berlin shall pay in full all amounts due and owing on the note from Berlin to Hawk dated December 31, 2001. For all purposes, the termination date of the Consulting Period shall be deemed to be the maturity date of the note. No further action other than the delivery of the original note by Hawk to Berlin marked "paid in full" shall be necessary to evidence the maturity of the note or the payment by Berlin. Hawk may at its option deduct such amounts owed under the note from any payment owed by Hawk to Berlin.

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

5.                RELEASE AND WAIVER.

                  (i)      By Berlin:

                  Solely with respect to any and all events arising out of or related to the employment relationship between Berlin and Hawk occurring on or before the date of this Agreement:

(a) Berlin hereby releases and forever discharges Hawk and all of its subsidiaries and affiliated companies, and all of the shareholders directors, officers and employees of Hawk and such subsidiaries and affiliates (collectively, the "Released Parties") from any and all claims, demands and causes of action; this includes, among other things, claims based on the legal theories of wrongful or unjust termination, breach of contract (express or implied), promissory estoppel, negligent or intentional (tortious) conduct, negligent or intentional infliction of emotional distress, defamation, breach of any implied covenant of good faith and fair dealing, public policy torts, and any and all forms of employment discrimination, and including claims for attorneys' fees, expenses and costs related to any of the foregoing;

(b) Berlin hereby releases and forever discharges the Released Parties from any and all claims, demands and causes of action, and waives any rights he may have, under Title VII of the Civil Rights Act of 1964, under the Age Discrimination in Employment Act ("ADEA"), under the Older Workers Benefit Protection Act, under the Americans With Disabilities Act, under the Family and Medical Leave Act of 1993, under the Civil Rights Attorney's Fees Awards Act of 1976, under Chapter 4112 of the Ohio Revised Code, or under any other federal, state or local statute prohibiting discrimination in employment, or to request that a lawsuit be instituted pursuant to 29 U.S.C. Section 206(d); and

(c) Berlin agrees not to institute a lawsuit with respect to any matters released or any rights waived in this Agreement.

                  (ii)     By Hawk:

                  Solely with respect to any and all events arising out of or related to the employment relationship between Berlin and Hawk occurring on or before the date of this Agreement about which Weinberg has actual knowledge on or prior to the date of this Agreement:

(a) Hawk, on behalf of itself and all of its affiliates, hereby releases and forever discharges Berlin and all of its affiliates and family dependents (collectively, the "Released Parties") from any and all claims, demands and causes of action and waives any right; this includes, among other things, claims based on any legal theories including breach of contract (express or implied), promissory estoppel, negligent or intentional (tortious) conduct, negligent or intentional infliction of emotional distress, defamation, breach of any implied covenant of good faith and fair dealing, public policy torts, and any and all forms of employment discrimination, and including claims for attorneys' fees, expenses and costs related to any of the foregoing;

(b) Hawk agrees not to institute a lawsuit with respect to any matters released or any rights waived in this Agreement.

6.                NO FUTURE EMPLOYMENT.

                   Berlin covenants and agrees that (i) he will not, at any time subsequent to the termination of the Employment Period, apply for employment with Hawk or any subsidiary or affiliate of Hawk, and (ii) in the event that he does in fact apply for any such employment, in violation of the terms of (i) above, Hawk (or its subsidiary or affiliate, if applicable) shall have no obligation to consider him for such employment.

7.                CONFIDENTIALITY OF AGREEMENT.

                  Each party agrees that the existence of this Agreement and its terms and conditions are confidential and are to be held in strict confidence by the parties and their counsel; provided, however, that (i) the parties shall be entitled to disclose such terms to their respective attorneys and accountants, (ii) Berlin may disclose such terms to his spouse, so long as she also agrees to hold such information confidential, and (iii) disclosure shall be permitted if required by legal process, but not before the third business day after such party has both received notice of such process and has delivered a copy thereof to the other party hereto. No party will voluntarily reveal or engage in any action which it knows or should know will result in the revelation of any information to any third party concerning the existence of this Agreement, the contents of this Agreement, or the basis upon which the claims of the parties have been settled and compromised; the party may indicate only that the matter has been settled and that any and all proceedings have been dismissed. Notwithstanding the foregoing, Hawk shall be entitled to make any disclosure concerning this Agreement and its terms and conditions that it believes to be required under laws or regulations applicable to reporting by publicly-held companies. Hawk agrees to use reasonable efforts to provide Berlin with an opportunity to review and comment upon the disclosures described in the preceding sentence, but Hawk shall not be required to delay or modify such disclosure on the basis of any comment by Berlin, and any failure by Hawk to provide such opportunity to Berlin shall not be deemed to be a breach of this Agreement.

8.                CONFIDENTIAL INFORMATION.

                  Berlin agrees to keep in confidence at all times that information regarding Hawk that is proprietary and that is identified as secret or confidential, or which from the circumstances ought in good faith and in good conscience to be treated as confidential, related to the products, methods, trade secrets, secret processes, price lists, franchise and other contracts, customer lists, financial information or other material information of or about the business or affairs of Hawk and its subsidiaries and affiliates, which Berlin has acquired in connection with or as a result of his association with Hawk or its subsidiaries and affiliates; provided, that this provision shall not apply to information that is otherwise publicly available or which has been disclosed by a source other than Berlin. Berlin further agrees to return all such information that is in his possession or

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

under his control to Hawk within five (5) business days after the termination of the Employment Period.

9.                RESTRICTED COVENANTS OF NON-COMPETITION AND NON-SOLICITATION.

(a) Berlin agrees that, from July 1, 2003 and for two full years thereafter (the "Restricted Period"), Berlin shall not, directly or indirectly, either within any state of the United States of America in which Hawk has done business or with respect to any customer serviced or solicited by Hawk during Berlin's employment, compete with Hawk in any aspect of "the Company's Business" as hereinafter defined, on behalf of himself or any other person, firm, business, corporation or other entity (each such person, firm, business or other entity being referred to hereinafter as a "Person"), including, without limitation, that Berlin shall not (i) engage in the Company's Business for his own account; (ii) enter the employ of, or render any services to, any Person engaged in the Company's Business; (iii) become interested in any Person engaged in the Company's Business as an owner, partner, shareholder, officer, director, licensor, licensee, employee, agent, employee, trustee, or in any other relationship or capacity; provided, however, that Berlin may own, directly or indirectly, solely as an investment, securities of any corporation which are traded on any national securities exchange if he (A) is not a controlling person of, or a member of a group which controls, such corporation, or (B) does not, directly or indirectly, own 1% more of any class of securities of such corporation; or (iv) request or instigate any account or customer of the Company to withdraw, diminish, curtail or cancel any of its business with the Company. In the event of Berlin's breach of any provision of this paragraph, the running of the Restricted Period shall be automatically tolled (i.e., no part of the Restricted Period shall expire) from and after the date of the first such breach. The Company Business shall mean the business of manufacturing, distributing or selling any of the product lines of the Company or any of its direct or indirect subsidiaries as of the date hereof, or the conducting of research and development directed toward any of such product lines.

(b) Berlin agrees that, from July 1, 2003 and for three full years thereafter (the "Employment Restricted Period"), Berlin shall not, directly or indirectly, hire, solicit for employment or encourage to leave the employment of Hawk or its direct or indirect subsidiaries any person who (i) is then an employee of Hawk or its direct or indirect subsidiaries, (ii) had been an employee of Hawk or its direct or indirect subsidiaries at any time during the preceding six (6) months, and in either case (iii) was an employee of Hawk or its direct or indirect subsidiaries on the date of this Agreement; provided, however, that it shall not be a breach of this provision for Berlin to receive a response from such a person to a general solicitation for employment contained in an advertisement in a newspaper, on the radio or carried in another media. Notwithstanding subsection (ii) hereof, it shall not be a violation of this Agreement for Berlin to hire or solicit for employment a person who was formerly employed by Hawk or its direct or indirect subsidiaries, and is no longer so employed, prior to the time such person became a former employee of Hawk or its direct or indirect subsidiaries for six (6) full months, so long as there had been no direct or indirect communication whatsoever, oral or written, between such person and Berlin or any agent of Berlin for a period of one hundred eighty
(180) days prior to the first communication between Berlin or his agent and such person concerning possible employment with Berlin or any affiliated entity, and Berlin so certifies to Hawk in a written statement satisfactory in form and substance to Hawk. In the event of Berlin's breach of

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any provision of this paragraph, the running of the Employment Restricted Period shall be automatically tolled (i.e., no part of the Employment Restricted Period shall expire) from and after the date of the first such breach.

(c) Both parties recognize that, if Berlin breaches, or threatens to commit a breach of, any of the provisions of paragraphs 7, 8 and 9 (the "Restrictive Covenants"), then Hawk shall have, in addition to, and not in lieu of, any other rights and remedies available to Hawk under law or in equity, the right to specific performance and/or injunctive relief, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to Hawk and that money damages will not provide an adequate remedy to Hawk.

10.               BERLIN COOPERATION.

                  At no cost to Hawk or Berlin, Berlin agrees to provide reasonable cooperation to Hawk regarding any pending or subsequently filed litigation, claims or other disputed items involving Hawk that relate to matters within the knowledge or responsibility of Berlin during his employment, other than claims brought by or on behalf of Berlin that have not been released hereunder. Without limiting the foregoing, Berlin agrees (i) to meet with Hawk's representatives, its counsel or other designees at mutually convenient times and places in the Greater Cleveland area with respect to any items within the scope of this provision, (ii) to provide truthful testimony regarding same to any court, agency or other adjudicatory body, and (iii) to provide Hawk with notice of contact by any adverse party. Berlin further agrees that he will not assist any such adverse party or such adverse party's representatives except as may be required by law.

11.               DISPARAGING COMMUNICATIONS.

                  Berlin and Hawk each agree not to make false representations of fact, or defame, disparage, discredit or deprecate the other, and as to Hawk, any of its current shareholders, directors, officers or employees, and, as to Berlin, any of Berlin's immediate family, or otherwise communicate with any person in a manner tending to damage such other party, shareholders, directors, officers or employees, in its/their reputation, office, trade, business or means of earning a livelihood.

12.               TERMS OF OFFER; REVOCATION.

(a) This Agreement has been hand-delivered to Berlin on the 1st day of August, 2003. The offer contained herein shall remain open until the end of the twenty-first full day after delivery. In the event that Berlin executes this Agreement before the end of the 21-day period, such execution was completely voluntary.

(b) After execution of this Agreement, Berlin may revoke his agreement hereto by delivering written notice of revocation to Hawk at any time during the period from the date of Berlin's execution through the end of the seventh full day after such execution (the "Revocation Period").

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13.               DELAY OF PAYMENTS.

                   All or any part of the payments described in this Agreement may be delayed, at Hawk's discretion, until the first regular pay date of Hawk which occurs after the end of the Revocation Period, on which date Hawk will pay the entire amount of the delayed payment, if any, as well as any amount which may be payable to Berlin on that date.

14.               COUNSEL.

                  Hawk advises and encourages Berlin to consult with an attorney prior to signing this Agreement.

15.               NO LIABILITY.

                  Nothing contained in this Agreement is intended to constitute an admission by any party of liability of any nature whatsoever to the other party, and each party expressly denies any such liability.

16.               GOVERNING LAW; JURISDICTION.

                  This Agreement shall be governed by and shall be interpreted in accordance with the laws of the State of Ohio, and the parties hereby confer jurisdiction upon the courts of any jurisdiction within the State of Ohio to determine any dispute arising out of or related to this Agreement, or the breach hereof.

17.               REMEDIES AFTER BREACH.

                  In the event that Berlin breaches any material term of this Agreement, and such breach remains uncured twenty (20) business days after notice of the breach has been delivered to Berlin by Hawk, Hawk shall be entitled, in addition to any other remedy available to Hawk at law or in equity, to terminate Hawk's obligations under this Agreement, including without limitation the right to discontinue all payments and benefits.

18.               COSTS OF ACTION.

                  In the event that any party to this Agreement brings any action or proceeding in connection with this Agreement, the prevailing party in such action shall be entitled to recover, as part of such action or proceeding, its costs therein including reasonable attorneys' fees.

19.               COUNTERPARTS.

                  This Agreement may be executed by the parties in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The execution of counterparts shall not be deemed to constitute delivery of this Agreement by a party until both of the parties have executed and delivered their respective counterparts.

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20.               HEADINGS.

                  The section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

21.               SEVERABILITY.

                  It is the intention of the parties that the terms and provisions of this Agreement be construed to be separable and severable. If any term or provision of this Agreement shall be held void, invalid, unenforceable or in conflict with any applicable law, all of the other terms and provisions of this Agreement shall remain valid and fully enforceable.

22.               ENTIRE AGREEMENT; AMENDMENTS.

                  This Agreement embodies the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, with respect thereof. This Agreement may not be changed orally, but may be amended, superseded, cancelled, renewed or extended, and the terms hereof may be waived, only by an instrument in writing signed by each of the parties, or, in the case of a waiver, signed by the party against whom enforcement of such waiver is being sought.

23.               ACKNOWLEDGEMENT.

                  Each party acknowledges that he or it has carefully read all of the terms of this Agreement, that such terms have been fully explained to him or it and that he or it understands the consequences of each and every term, that he or it has had sufficient time and an opportunity to consult with his or its own legal advisor prior to signing this Agreement, and that he or it specifically understands that by signing this Agreement he or it is giving up any and all rights he or it may have against the other party hereto under the laws and legal theories referred to above with respect to events occurring on or before this date.

                     [The next page is the signature page.]

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

         THIS SETTLEMENT AGREEMENT, RELEASE AND WAIVER signed at Cleveland, Ohio on the date set forth in the first paragraph above.

                                      /s/ Jeffrey H. Berlin
                                      ------------------------------------------
                                      JEFFREY H. BERLIN

                                      HAWK CORPORATION

                                      By:  /s/ Ronald E. Weinberg
                                           -------------------------------------
                                      Its: Chairman

                                                                       EXHIBIT A

                                  PROJECT LIST

1.       Communication Ideas with Investment Community

2.       Debt Reduction strategy

3.       Divestiture strategy

4. Such other projects as are consistent with Paragraph 1 of this Agreement.

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                                                                       EXHIBIT B



































                                       13
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                    FIRST AMENDMENT TO STOCK OPTION AGREEMENT

         THIS FIRST AMENDMENT TO STOCK OPTION AGREEMENT (this "Amendment") is made as of October 27, 2003 (the "Effective Date"), by and between HAWK CORPORATION, a Delaware corporation ("Hawk"), and JEFFREY H. BERLIN (the "Optionee").

                                    RECITALS:

         The parties hereto are parties to a certain Settlement Agreement, Release and Waiver dated as of the Effective Date (the "Settlement Agreement").

         The parties hereto are also parties to a certain Incentive Stock Option Agreement entered into as of October 5, 2001 (the "Option Agreement").

         The Settlement Agreement requires that this Amendment be executed concurrently with the commencement of the Consulting Period (as such term is defined in the Settlement Agreement).

     In consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

         1. TYPE OF OPTIONS. Pursuant to Section 1 of the Option Agreement, Optionee was granted incentive stock options to purchase shares of Class A common stock of Hawk. The parties hereby agree to change the type of option granted under the Option Agreement from incentive stock options to non-statutory stock options. Accordingly, all references to Incentive Stock Options in the Option Agreement are deleted and replaced with references to Non-Statutory Stock Options. In addition, the following sentence is deleted in its entirety from Section 1 of the Option Agreement: "The Incentive Stock Options are 'incentive stock options' within the meaning of Section 422 of the Code" and the following sentence is added to the end of Section 1:

                  "The Non-Statutory Stock Options are not 'incentive stock options' within the meaning of Section 422 of the Code."

2. TIMING OF EXERCISE. Notwithstanding Section 2 of the Option Agreement, the parties agree that the non-statutory stock options granted pursuant to the Option Agreement shall vest as of the Effective Date. Therefore, Section 2 of the Option Agreement is deleted in its entirety and replaced as follows:

         "The Non-Statutory Stock Options shall vest on the earlier of October 5, 2003 or [the Effective Date]."

4. EXPIRATION OF OPTIONS. Section 5 of the Option Agreement is deleted in its entirety and replaced as follows:

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

                  "The unexercised portion, if any, of the Non-Statutory Stock Options shall automatically and without notice terminate and become null and void on October 5, 2011."

4. CAPITALIZED TERMS. Capitalized terms not otherwise defined in this Amendment shall have the same meaning ascribed to them in the Option Agreement or Hawk's 1997 Stock Option Plan, as amended from time to time prior to the Effective Date.

5. FULL FORCE AND EFFECT. Except as specifically modified by the Amendment, all other terms and conditions of the Option Agreement shall remain in full force and effect. After the date hereof, the term "Option Agreement" shall refer to the Option Agreement, as amended by this Amendment.

6. COUNTERPARTS. This Amendment may be executed by the parties in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The execution of counterparts shall not be deemed to constitute delivery of this Amendment by a party until both of the parties have executed and delivered their respective counterparts.

         IN WITNESS WHEREOF, the parties hereto have executed this First Amendment to Stock Option Agreement as of the date first written above.

                                       HAWK CORPORATION


                                       /s/ Ronald E. Weinberg
                                       -----------------------------------------
                                       By:  Ronald E. Weinberg
                                       Its:  Chairman

                                       /s/ Jeffrey H. Berlin
                                       -----------------------------------------
                                       JEFFREY H. BERLIN

                                                                       EXHIBIT C

                   FIRST AMENDMENT TO STOCK OPTION AGREEMENTS

         THIS FIRST AMENDMENT TO STOCK OPTION AGREEMENTS (this "Amendment") is made as of January 31, 2004 (the "Effective Date"), by and between HAWK CORPORATION, a Delaware corporation ("Hawk"), and JEFFREY H. BERLIN (the "Optionee").

                                    RECITALS:

         The parties hereto are parties to a certain Settlement Agreement, Release and Waiver dated as of October 27, 2003 (the "Settlement Agreement").

         The parties hereto are also parties to certain Non-Statutory Stock Option Agreements entered into as of January 30, 2004, (the "Option Agreements").

         The Settlement Agreement requires that this Amendment be executed concurrently with the commencement of the Consulting Period (as such term is defined in the Settlement Agreement).

     In consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

         1. TYPE OF OPTIONS. Hawk and Optionee confirm that the Non-Statutory Stock Options are not 'incentive stock options' within the meaning of Section 422 of the Code.
         2. TIMING OF EXERCISE. Notwithstanding Section 2 of each of the Option Agreements, the parties agree that the non-statutory stock options granted pursuant to each of the Option Agreements shall vest as of the Effective Date. Therefore, Section 2 of each of the Option Agreement is deleted in its entirety and replaced as follows:

         "The Non-Statutory Stock Options shall vest as of [Effective Date]."

4. EXPIRATION OF OPTIONS. Section 5 of each the Option Agreements is deleted in its entirety and replaced as follows:

                  (a) For the Option Agreement pertaining to the grant of 18,000 options, Section 5 is deleted in its entirety and replaced as follows:

                           "The unexercised portion, if any, of the Non-Statutory Stock Options shall automatically and without notice terminate and become null and void on May 15, 2008."

                  (b) For the Option Agreement pertaining to the grant of 15,000 options, Section 5 is deleted in its entirety and replaced as follows:

                  "The unexercised portion, if any, of the Non-Statutory Stock Options shall automatically and without notice terminate and become null and void on May 10, 2009."

            (c)   For the Option Agreement pertaining to the grant of 15,966 options, Section 5 is deleted in its entirety and replaced as follows:

                  "The unexercised portion, if any, of the Non-Statutory Stock Options shall automatically and without notice terminate and become null and void on September 27, 2010."

            (d)   For the Option Agreement pertaining to the grant of 14,034 options, Section 5 is deleted in its entirety and replaced as follows:

                  "The unexercised portion, if any, of the Non-Statutory Stock Options shall automatically and without notice terminate and become null and void on September 27, 2010."

4. CAPITALIZED TERMS. Capitalized terms not otherwise defined in this Amendment shall have the same meaning ascribed to them in the Option Agreement or Hawk's 1997 Stock Option Plan, as amended from time to time prior to the Effective Date, or Hawk's 2000 Long Term Incentive Plan, as amended from time to time prior to the Effective Date, as the case may be.

5. FULL FORCE AND EFFECT. Except as specifically modified by the Amendment, all other terms and conditions of each of the Option Agreements shall remain in full force and effect. After the date hereof, the term "Option Agreement" shall refer to each of the Option Agreements, as amended by this Amendment.

6. COUNTERPARTS. This Amendment may be executed by the parties in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The execution of counterparts shall not be deemed to constitute delivery of this Amendment by a party until both of the parties have executed and delivered their respective counterparts.

         IN WITNESS WHEREOF, the parties hereto have executed this First Amendment to Stock Option Agreement as of the date first written above.

                                               HAWK CORPORATION

                                               /s/ Thomas A. Gilbride
                                               ----------------------------
                                               By: Thomas A. Gilbride
                                               Its: Vice President-Finance

                                               /s/ Jeffrey H. Berlin
                                               ----------------------------
                                               JEFFREY H. BERLIN